Exhibit 99.1

PRESS RELEASE

Contact:
Eric J. Heagy
President, Chief Executive Officer and Chief Financial Officer
PFS Bancorp, Inc.
(815) 223-4300

PFS Bancorp, Inc. Authorizes Stock Repurchase Program

Peru, IL; December 5, 2024 – PFS Bancorp, Inc. (the “Company”) (OTCQB: PFSB), the holding company for Peru Federal Savings Bank, announced today it has authorized a stock repurchase program for up to 172,500 shares of its common stock, representing 10% of shares currently outstanding.

The Company intends to conduct the repurchases on the open market, including by means of a trading plan adopted under SEC Rule 10b5-1, subject to market conditions and other factors.  There is no guarantee as to the number of shares that the Company may ultimately repurchase.  The Company may suspend or discontinue the program at any time.
About Peru Federal Savings Bank
Originally chartered in 1887, Peru Federal Savings Bank is a federally-chartered stock savings bank that conducts its business from its main office and a branch office, both located in Peru, IL.
Forward-Looking Statements
This press release contains certain forward-looking statements about the stock repurchase program.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include the Company’s inability to execute the repurchase program due to stock market conditions or otherwise.

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